Exhibit 3.198

CERTIFICATE OF FORMATION

OF

SHORTCO OWNER LLC

FIRST:          The name of the limited liability company is Shortco Owner LLC.

SECOND:     The address of the registered office of the limited liability company in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, DE 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 24th of May, 2006.

By:	/s/ Paul G. Rowan
Name: Paul G. Rowan
Title: Authorized Person